Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

ELDORADO RESORTS REPORTS FIRST QUARTER NET REVENUE

OF $167.5 MILLION AND ADJUSTED EBITDA OF $27.7 MILLION

Reno, Nev. (May 11, 2015) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported operating results for the first quarter ended March 31, 2015.  Net revenues and adjusted EBITDA for all periods summarized below include the operations of MTR Gaming Group, Inc. (“MTR”), which merged with the Company on September 19, 2014 (“the Merger Date”), as if the merger occurred on January 1, 2014.

Total Net Revenue

($ in thousands, except per share	Three Months Ended
data and percentage)	March 31,		%
	2015	2014	Change
Eldorado Reno	$23,753	$22,416	6.0%
Eldorado Shreveport	34,634	34,614	0.1%
Scioto Downs	37,719	35,784	5.4%
Mountaineer	39,676	45,929	(13.6)%
Presque Isle Downs	31,669	33,115	(4.4)%
Total Net Revenue (1)	$167,451	$171,858	(2.6)%

Adjusted EBITDA

($ in thousands, except per share	Three Months Ended
data and percentage)	March 31,		%
	2015	2014	Change
Eldorado Reno (2)	$2,431	$(67)	3,728.4%
Eldorado Shreveport (3)	7,118	7,559	(5.8)%
Scioto Downs	13,059	11,989	8.9%
Mountaineer	5,139	7,238	(29.0)%
Presque Isle Downs	3,547	4,133	(14.2)%
Corporate (4)	(3,570)	(2,407)	48.3%
Total Adjusted EBITDA (1) (4) (5) (7)	$27,724	$28,445	(2.5)%

Operating Income (6)	$12,084	$1,552
Net (loss) income attributable to ERI	$(6,164)	$(2,333)
Basic EPS	$(0.13)	$(0.10)
Diluted EPS	$(0.13)	$(0.10)

(1)       Revenue and Adjusted EBITDA exclude the Silver Legacy, a joint venture between Eldorado and MGM Resorts International.

(2)       Eldorado Reno’s increase in Adjusted EBITDA for the three months ended March 31, 2015 reflects the reallocation of corporate expenses. If corporate expenses had been reallocated in the quarter ended March 31, 2014, the percentage increase in Eldorado Reno’s Adjusted EBITDA would have been 225%.

(3)       The reduction in Eldorado Shreveport’s Adjusted EBITDA for the three months ended March 31, 2015 is partially attributable to the allocation of $0.3 million of expenses that were not allocated in the first quarter 2014

(4)       Includes corporate expenses, excluding stock-based compensation expense, subsequent to the Merger Date related to ERI totaling $0.9 million for the three months ended March 31, 2015 and MTR Gaming’s corporate expenses, excluding stock-based compensation expense, totaling $2.7 million and $2.4 million for the three months ended March 31, 2015 and 2014, respectively.

(5)       Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to net (loss) income, which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

(6)       Operating income for the three months ended March 31, 2015 and 2014 includes net charges of $0.6 million and $1.8 million, respectively, which include gain on sale or disposition of property, acquisition charges and equity in losses of unconsolidated affiliates.

(7)       The combined basis reflects operations of MTR for periods prior to the merger combined with the operations of Eldorado Resorts, LLC.  Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.

“Our first quarter results reflect initial progress toward implementing Eldorado’s operating strategies across the newly acquired MTR Gaming properties while further enhancing the product and service offerings across our entire portfolio,” said Gary Carano, Chairman and Chief Executive Officer of Eldorado.  “We believe future periods will reflect the results of our current operating and facility enhancement initiatives and we remain excited about our prospects going forward.

“First quarter visitation and spend per visit were stronger in January and February than the prior-year period, while business levels were softer in March.  While certain of the MTR properties remain challenged by new competition, operating improvements and the exercise of financial discipline allowed us to drive record profitability at Scioto Downs, strong results at Eldorado Reno and solid returns in Shreveport.  We are encouraged that April visitation and business volumes returned to levels similar to January and February and remain cautiously optimistic regarding the sustainability of a rebound in overall regional gaming revenue trends.

“We continue to make good progress with the 2015 property enhancement strategy that is being implemented across the acquired MTR properties and expect these efforts to deliver attractive returns.  In particular, we are working diligently to bring Eldorado’s legacy of hospitality and service excellence to the MTR properties through new and upgraded food and beverage offerings, the relocation of certain members of the Company’s management team to be closer to our newest operations and the addition of new amenities to address certain market-specific challenges or opportunities.  In this regard, construction at Scioto Downs of The Brew Brothers, a new $5.9 million microbrewery and restaurant is on budget and on schedule to open by the fourth quarter of 2015.  Similarly, the five phase design and facility enhancement program underway at Presque Isle Downs & Casino and budgeted at $5.0 million remains on schedule to be completed by year-end.

“Eldorado’s operating and facility enhancement initiatives are being complemented by the previously announced cost savings program which has been implemented across the Company.  In total, we expect to reduce expenses by more than $5 million on an annualized basis and expect initial benefits from this initiative to be reflected in our second quarter operating results.  Also, following an assessment of promotional activities, we will focus on strengthening margins through new strategies designed to drive profitable revenue at all properties.”

Balance Sheet and Liquidity

At March 31, 2015, Eldorado had $71.9 million in cash and cash equivalents, $8.4 million in restricted cash and contractual debt totaling $728.7 million.

Tom Reeg, President of Eldorado, added, “Our efforts to re-engineer our capital structure are ongoing and in addition to our intention to lower our weighted average cost of capital, we also expect to allocate free cash flow from operations to reduce leverage.  We believe that the combination of our facility enhancements and operational initiatives, including the application of proven Eldorado management practices across the MTR properties, combined with our capital structure initiatives will drive long-term free cash flow growth that supports our goal of enhancing shareholder value.”

The table below summarizes the Company’s contractual debt obligations:

($ in millions)	3/31/15	12/31/14

11.5% Senior Secured Notes due 2019	$560.7	$560.7
8.625% Senior Secured Notes due 2019	$168.0	$168.0
Total Debt	$728.7	$728.7

Cash and cash equivalents	$71.9	$87.6

Summary of 2015 First Quarter Property Results and Planned 2015 Enhancements

Nevada

Net revenues of $23.8 million at Eldorado Reno for the quarter ended March 31, 2015 were up 6.0% from the prior year period while Adjusted EBITDA rose to $2.4 million.

Ongoing work to remodel over 200 rooms in the Skyline Tower at Eldorado Resort Casino Reno continues on schedule and on budget.  The Company expects to complete the project in the second quarter of 2015 at a total cost of $3.1 million.

Net revenues at Silver Legacy, a joint venture between Eldorado and MGM Resorts International, increased 0.3% to $27.7 million in the first quarter of 2015 compared to $27.6 million in the first quarter of 2014. Silver Legacy’s results, which are included in the Company’s income statement as equity in income of unconsolidated affiliates, are not consolidated in Eldorado’s income statement and are not included in Adjusted EBITDA.

In Reno, the Company’s property-level results continue to reflect the region’s ongoing economic resurgence which we expect will continue to build going forward.  A number of marquis companies – including Tesla, Apple, Zulily, eBay, Urban Outfitters, Petco and Amazon – have established or have announced plans to establish operations in the Reno area and we expect that the Reno area will experience job growth as these and other employers are attracted to Reno’s favorable tax and business environment.  As the operator of one of downtown Reno’s leading resort/hotels, Eldorado stands positioned to benefit from improvement in the Reno economy in the coming quarters, particularly as the Company completes the Skyline Tower remodel.

Ohio

Net revenues at Scioto Downs Racino increased 5.4% to a record $37.7 million in the first quarter of 2015 from $35.8 million in the first quarter of 2014. First quarter 2015 Adjusted EBITDA from the property increased 8.9% to a record $13.1 million from $12.0 million in the comparable quarter of 2014. The property benefited from enhancements such as the December 2014 addition of an outdoor smoking patio with 60 video lottery terminals (“VLTs”) which are performing at a level substantially above the existing gaming floor.  Adjusted EBITDA benefited from the improved top-line performance as well as from a more measured use of promotional spending.

Construction on The Brew Brothers, a new $5.9 million microbrewery and restaurant, continues with an expected opening in the fourth quarter of 2015.  Eldorado is also moving forward with a Phase II property expansion which will include the opening of a new bakery and a refresh of the Dash Cafe by the fourth quarter of 2015.

West Virginia

Net revenues at Mountaineer Casino, Racetrack & Resort declined 13.6% to $39.7 million in the first quarter of 2015 from $45.9 million in the first quarter of 2014, reflecting the continued competitive impact of a new racino in eastern Ohio which opened in the third quarter of 2014.  Adjusted EBITDA from the property declined 29.0% to $5.1 million from $7.2 million in the comparable quarter of 2014.

Eldorado is constructing and will open an outdoor smoking patio with VLTs and gaming tables in anticipation of the county-wide ban on smoking in public places that is scheduled to be implemented on July 1, 2015.  The Company expects the new gaming area, scheduled to open in time for the smoking ban, to include more than 200 VLTs and 6 gaming tables.

Pennsylvania

Net revenues at Presque Isle Downs & Casino declined 4.4% to $31.7 million in the first quarter of 2015 from $33.1 million in the first quarter of 2014.  Adjusted EBITDA decreased 14.2% to $3.5 million from $4.1 million in the comparable quarter of 2014.

Eldorado is currently investing approximately $5.0 million to upgrade Presque Isle as part of its commitment to food, beverage and hospitality excellence.  This investment contemplates the reconfiguration of the gaming floor to allow for a new center bar with flat-screen televisions and sound and light features as well as the renovation of the high-limit gaming area, a full redesign of the property’s La Bonne Vie Steakhouse entrance and interior, an upgraded exterior façade and a refresh of the existing casino bar.  Eldorado expects to complete these upgrades and renovations by the third quarter of 2015.  The Company also plans to replace 115 slot machines at Presque Isle Downs with the latest offerings following the reconfiguration of the casino floor.

Louisiana

Net revenues at Eldorado Shreveport were essentially flat at $34.6 million in the first quarter of 2015, with the quarter’s strong start offset by a weaker March.  Adjusted EBITDA from the property declined to 5.8% to $7.1 million from $7.6 million in the comparable quarter of 2014.  The Adjusted EBITDA decline was driven primarily by the allocation to the property of corporate expenses such as bonus accruals, shared services and public company costs as a result of the MTR acquisition.  Excluding the changes to corporate expense allocations, Adjusted EBITDA at Eldorado Shreveport would have been approximately flat with the year ago period.

In April, the property hosted gaming industry legend Jack Binion for a private meet and greet, dinner and charity function in late April, which was extremely well-received by our players.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results.  Adjusted EBITDA represents (losses) earnings before interest expense (income), income tax expense (benefit), depreciation and amortization, corporate management fee, (loss) gain on the sale or disposal of property, other regulatory gaming assessment costs, loss on asset impairment, acquisition/strategic transaction costs to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with U.S. GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance.  Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant.  As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.  Other companies that provide EBITDA information may calculate EBITDA differently than we do.  The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

First Quarter Conference Call

Eldorado will host a conference call at 4:30 p.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-2177, conference ID 2252053 (domestic and international callers).  In addition, a live audio webcast of the call will be accessible to the public on Eldorado’s web site, http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts is a casino entertainment company that owns and operates six properties in five states, including the Eldorado Resort Casino and the Silver Legacy Resort Casino (a 50/50 joint venture with MGM Resorts International) in Reno, NV; the Eldorado Resort Casino in Shreveport, LA; Scioto Downs Racino in Columbus, OH; Mountaineer Casino Racetrack & Resort in Chester, WV; and Presque Isle Downs & Casino in Erie, PA.  For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information.  When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements.  Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements.  Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized.  There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release.  Other factors beyond those listed below could also adversely affect us.  Such risks, uncertainties and other important factors include, but are not limited to: our substantial indebtedness and significant financial commitments could adversely affect our results of operations and our ability to service such obligations; we may not be able to refinance our substantial outstanding indebtedness on terms that are satisfactory to us, or at all; restrictions and limitations in agreements governing our debt could significantly affect our ability to operate our business and our liquidity; our facilities operate in very competitive environments and we face increasing competition; our dependence on our Nevada, Louisiana, West Virginia, Pennsylvania and Ohio casinos for substantially all of our revenues and cash flows; our operations are particularly sensitive to reductions in discretionary consumer spending and are affected by changes in general economic and market conditions; our gaming operations are highly regulated by governmental authorities and the cost of complying or the impact of failing to comply with such regulations; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers and acquisitions, including the recent merger with MTR Gaming Group, Inc.; increases in gaming taxes and fees in jurisdictions in which we operate; risks relating to pending claims or future claims that may be brought against us; changes in interest rates and capital and credit markets; our ability to comply with certain covenants in our debt documents; the effect of disruptions to our information technology and other systems and infrastructure; construction factors relating to maintenance and expansion of operations; our ability to attract and retain customers; weather or road conditions limiting access to our properties; the effect of war, terrorist activity, natural disasters and other catastrophic events; and the intense competition to attract and retain management and key employees in the gaming industry.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.  These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:
Thomas Reeg	Joseph N. Jaffoni, Jennifer Neuman
President	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

- tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$71,913	$87,604
Restricted cash	8,357	5,734
Accounts receivable, net	5,608	7,112
Due from affiliates	312	362
Inventories	7,149	7,234
Prepaid expenses and other	8,632	9,447
Total current assets	101,971	117,493
Restricted cash	2,500	2,500
Investment in and advances to unconsolidated affiliates	13,491	14,009
Property and equipment, net	449,754	456,139
Gaming licenses and other intangibles, net	489,978	491,913
Non-operating real property	16,419	16,419
Goodwill	66,826	66,826
Other assets, net	9,513	10,031
Total assets	$1,150,452	$1,175,330

LIABILITIES AND STOCKHOLDERS’ AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Current portion of capital lease obligations	$31	$32
Accounts payable	9,776	12,184
Interest payable	14,972	27,469
Income taxes payable	423	137
Accrued gaming taxes and assessments	8,560	12,998
Accrued payroll	10,389	9,441
Accrued other liabilities	27,716	26,788
Deferred income taxes	2,608	2,608
Due to affiliates	223	187
Total current liabilities	74,698	91,844
Long-term debt, less current portion	776,090	778,827
Capital lease obligations, less current portion	1	3
Deferred income taxes	145,073	144,439
Other liabilities	8,542	8,595
Total liabilities	1,004,404	1,023,708

STOCKHOLDERS’S EQUITY:
Paid-in capital	166,447	165,857
Accumulated deficit	(20,589)	(14,425)
Accumulated other comprehensive income	87	87
Total stockholders’ of ERI, Inc.	145,945	151,519
Non-controlling interest	103	103
Total stockholders’ equity	146,048	1151,622
Total liabilities and stockholders’ equity	$1,150,452	$1,175,330

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31
	2015	2014
Revenues:
Casino	$ 147,662	$ 44,669
Pari-mutuel commissions	1,205	-
Food and beverage	22,182	14,347
Hotel	7,034	5,887
Other	4,726	2,180
	182,809	67,083
Less: Promotional allowances	(15,358)	(10,053)
Net operating revenues	167,451	57,030

Expenses:
Casino	86,818	23,974
Pari-mutuel commissions	1,696	-
Food and beverage	11,921	7,021
Hotel	2,190	1,945
Other	2,867	1,649
Marketing and promotions	7,101	4,137
General and administrative	27,704	10,812
Depreciation and amortization	14,469	4,188
Total operating expenses	154,766	53,726

Gain on sale or disposal of property	1	-
Acquisition charges	(84)	(1,372)
Equity in losses of unconsolidated affiliates	(518)	(380)
Operating income	12,084	1,552

Other income (expense):
Interest Income	5	4
Interest expense, net	(17,237)	(3,889)
Total other expense	(17,232)	(3,885)

Net loss before income taxes	(5,148)	(2,333)
Provision for income taxes	(1,016)	-
Net loss	$ (6,164)	$ (2,333)

Net loss per share of common stock:
Basic	$ (0.13)	$ (0.10)
Diluted	$ (0.13)	$ (0.10)
Weighted average number of shares outstanding:
Basic	46,494,638	23,411,492
Diluted	46,494,638	23,411,492

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

NET INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2015	2014
Eldorado Reno
Net loss (1)	$(1,067)	$(5,051)
Interest Expense, net of interest income	1,182	1,204
Benefit for income taxes	(518)	-
Depreciation and amortization	1,932	2,028
Equity in losses of unconsolidated affiliates	518	380
Corporate management fee	384	-
Acquisition charges	-	1,372
Adjusted EBITDA	$2,431	$(67)

Eldorado Shreveport
Net income (1)	$2,051	$2,718
Interest expense, net of interest income	2,652	2,681
Depreciation and amortization	1,919	2,160
Corporate management fee	496	-
Adjusted EBITDA	$7,118	$7,559

Scioto Downs
Net income	$4,114	$8,171
Interest expense	16	18
Provision for income taxes	5,191	396
Depreciation and amortization	3,738	3,404
Adjusted EBITDA	$13,059	$11,989

Mountaineer
Net (loss) income	$(2,916)	$4,937
Provision for income taxes	3,909	-
Depreciation and amortization	4,146	2,302
(Gain) on sale or disposal of property	-	(1)
Adjusted EBITDA	$5,139	$7,238

Presque Isle Downs
Net (loss) income	$(679)	$1,443
Provision for income taxes	1,606	621
Depreciation and amortization	2,641	2,068
Other regulatory gaming assessments	(20)	(17)
(Gain) loss on sale or disposal of property	(1)	18
Adjusted EBITDA	$3,547	$4,133

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

NET INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2015	2014
Corporate (2)
Net loss	$(7,667)	$(20,764)
Interest expense, net of interest income	13,382	17,370
Benefit for income taxes	(9,172)	-
Corporate management fee	(880)	-
Depreciation	93	10
(Gain) loss on sale or disposal of property	-	1
Stock-based compensation expense	590	455
Acquisition charges	84	521
Adjusted EBITDA	$(3,570)	$(2,407)

Adjusted EBITDA
Net loss	$(6,164)	$(8,546)
Interest expense, net of interest income	17,232	21,273
Provision for income taxes	1,016	1,017
Depreciation and amortization	14,469	11,972
Equity in losses of unconsolidated affiliates	518	380
(Gain) loss on sale or disposal of property	(1)	18
Acquisition charges	84	1,893
Stock-based compensation expense	590	455
Other regulatory gaming assessments	(20)	(17)
Combined Adjusted EBITDA (3)	$27,724	$28,445

(1)	Excludes intercompany management fee revenues earned by Eldorado Reno and expensed by Eldorado Shreveport amounting to $0.8 million for the three months ended March 31, 2014.
(2)

Includes corporate expenses subsequent to the Merger Date related to ERI totaling $1.5 million, excluding stock-based compensation expense of $0.6 million, and MTR Gaming’s corporate expenses totaling $2.7 million for the three months ended March 31, 2015 and MTR Gaming’s corporate expenses totaling $2.9 million, excluding stock-based compensation expense of $0.5 million, for the three months ended March 31, 2014.

(3)

The combined basis reflects operations of MTR Gaming for periods prior to the Merger combined with the operations of Resorts.  Such presentation does not conform with U.S. GAAP or the SEC’s rules of pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.